                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [ X ]
Filed by a Party other than the Registrant     [   ]
Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             UniCapital Corporation
            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

       [ X ]    No fee required.
       [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.
                1)      Title of each class of securities to which transaction
                        applies:

                        ------------------------------------------------------------

                2)      Aggregate number of securities to which transaction applies:

                        ------------------------------------------------------------

                3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                        ------------------------------------------------------------

                4)      Proposed maximum aggregate value of transaction:

                        ------------------------------------------------------------

                5)      Total fee paid:

                        ------------------------------------------------------------

       [   ]    Fee paid previously with preliminary materials.
       [   ]    Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount Previously Paid:

                        ------------------------------------------------------------

                2)      Form, Schedule or Registration Statement No.:

                        ------------------------------------------------------------

                3)      Filing Party:

                        ------------------------------------------------------------

                4)      Date Filed:

                        ------------------------------------------------------------

                                      LOGO

                            10800 BISCAYNE BOULEVARD
                                   SUITE 800
                              MIAMI, FLORIDA 33161
                           TELEPHONE: (305) 899-5000
                            TELEFAX: (305) 899-5050

                                 APRIL 13, 2000

Dear UniCapital Stockholder:

     You are cordially invited to attend our 2000 Annual Meeting of Stockholders to be held on Thursday, May 18, 2000 at 9:00 a.m., local time, at The Peabody Orlando, 9801 International Drive, Orlando, Florida 32819.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

     Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

                                             Sincerely,

                                                /s/ Robert J. New
                                                --------------------------
                                                      Robert J. New
                                                Chairman of the Board and
                                                 Chief Executive Officer

                             UNICAPITAL CORPORATION

                      10800 BISCAYNE BOULEVARD, SUITE 800
                              MIAMI, FLORIDA 33161
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2000
                            ------------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of UniCapital Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at The Peabody Orlando, 9801 International Drive, Orlando, Florida 32819, for the following purposes:

             (1) To elect two Class II directors to serve for a term of three years each and until their respective successors are duly elected and qualified;

             (2) To ratify the selection of PricewaterhouseCoopers LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000; and

             (3) To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on March 31, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     A complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting. This list may be inspected at the offices of The NSJ Group, Inc., 1900 Summit Tower Boulevard, Suite 860, Orlando, Florida 32824.

     The Board of Directors urges you to complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors,

                                          MARTIN KALB
                                          Executive Vice President, Secretary
                                          and General Counsel
Miami, Florida
April 13, 2000

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY CARD PROMPTLY.

                             UNICAPITAL CORPORATION

                      10800 BISCAYNE BOULEVARD, SUITE 800
                              MIAMI, FLORIDA 33161
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of UniCapital Corporation, a Delaware corporation ("UniCapital" or the "Company"), for use at the Company's 2000 Annual Meeting of Stockholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at The Peabody Orlando, 9801 International Drive, Orlando, Florida 32819, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement, together with the accompanying Notice and the enclosed proxy card, is first being sent to stockholders on or about April 13, 2000.

RECORD DATE; VOTING SECURITIES; VOTING AND PROXIES

     The Board has fixed the close of business on March 31, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, there were 56,891,878 shares of Common Stock of the Company, par value $.001 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Abstentions may be specified as to all proposals to be brought before the Annual Meeting other than the election of directors. Shares can be voted at the Annual Meeting only if the stockholder is present in person or is represented by proxy. If the enclosed proxy card is properly executed and returned prior to voting at the Annual Meeting, then the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names. Shares represented by a duly completed proxy submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes, and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals unless it receives voting instructions from the beneficial owners of the shares (such preclusions from voting are sometimes referred to as "broker non-votes").

     The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

     The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

QUORUM; VOTES REQUIRED

     The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing at least a majority of the total number of shares of Common Stock entitled to vote on the Record Date will constitute a quorum for purposes of the Annual Meeting. Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (even if some such proxies reflect broker non-votes). In addition, abstentions will be counted as present for purposes of determining the existence of a quorum.

     Under applicable Delaware law and the Company's Bylaws, directors are to be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Accordingly, and in accordance with the Company's Bylaws, the two nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

     The remaining proposal to be brought before the Annual Meeting requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Abstentions will be counted as shares present at the Annual Meeting and will thus increase the minimum number of affirmative votes necessary to approve this proposal. Because they will not be recorded as votes in favor of such proposal, however, abstentions will have the effect of votes against such proposal. Broker non-votes with respect to this proposal will be treated as shares not capable of being voted on this proposal; accordingly, broker non-votes will have no effect either on the minimum number of affirmative votes necessary to approve such proposal or on the outcome of voting on such proposal.

                             ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation and the Bylaws of the Company provide that the number of directors is to be determined from time to time by resolution of the Board. The Board is currently composed of six persons.

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the members of the Board are divided into three classes, designated Class I, Class II and Class III. Each class is to consist, as nearly as may be possible, of one-third of the total number of members of the Board. The term of the Class II directors expires at the Annual Meeting. The terms of the Class III and Class I directors will expire at the 2001 and 2002 Annual Meetings of Stockholders, respectively. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Stockholders after their election and until their successors are duly elected and qualified. A director of any class who is elected to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which such director is elected and a director who is elected to fill a vacancy arising in any other manner holds office for the remaining term of such director's predecessor.

     The individuals elected to serve as Class II directors this year will serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders. There are currently two incumbent Class II directors: Vincent W. Eades and Anthony K. Shriver. Mr. Eades and Mr. Shriver have been nominated for reelection to the Board. In the election, the two persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the two Class II nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, then the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominee(s). If any nominee becomes unable to serve, then the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Set forth below is certain information with regard to each of the nominees for election as Class II directors and each continuing Class I and Class III director.

                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS

                NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                ------------                      --------------------------------------
Vincent W. Eades.............................  Mr. Eades has been a director of UniCapital
  Age 41                                       since October 1997. Mr. Eades is the founder
                                               of PowerRide Motorsports, Inc., a company
                                               formed to own and operate motorcycle
                                               dealerships and accessories businesses, and
                                               has served as its Chairman, President and
                                               Chief Executive Officer since its inception
                                               in March 1998. Mr. Eades served as the Senior
                                               Vice President of Sales and Marketing for
                                               Starbucks Coffee Co. Inc. from May 1995 until
                                               March 1998. Prior to that, Mr. Eades was
                                               employed by Hallmark Cards Inc., most
                                               recently as a General Manager, from November
                                               1985 through April 1995. Mr. Eades also
                                               serves as a director of U.S.A. Floral
                                               Products, Inc. and as a director of Encompass
                                               Services Corporation.
Anthony K. Shriver...........................  Mr. Shriver has been a director of UniCapital
  Age 35                                       since March 1998. Mr. Shriver has been
                                               Chairman and Chief Executive Officer of Best
                                               Buddies International, Inc., a non-profit
                                               organization that provides mentally
                                               handicapped adults with employment services
                                               and promotes their social integration, since
                                               February 1989. From May 1996 to March 1998,
                                               he also served as Chairman and Chief
                                               Executive Officer of Fast Rx, Inc., a
                                               pharmaceutical sales company which provides
                                               physicians the technology to dispense
                                               products at the point of care, and from March
                                               1997 to September 1997 he was Chairman of
                                               Larkin Community Hospital.

     The Board unanimously recommends that stockholders vote FOR the election of the two persons nominated to serve as Class II Directors.

          DIRECTORS CONTINUING AS CLASS I DIRECTORS TERM EXPIRING 2002

                NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                ------------                      --------------------------------------
Scott Brown..................................  Mr. Brown has been a director of UniCapital
  Age 35                                       since May 1999. From 1987 until June 1999,
                                               Mr. Brown served as the Vice President, Chief
                                               Financial Officer and director of C.M.I.
                                               Enterprises, a supplier of fabric, leather,
                                               vinyl and associated products to the van
                                               conversion, recreational vehicle and
                                               automotive aftermarket industries.

                NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                ------------                      --------------------------------------
Robert J. New................................  Mr. New co-founded UniCapital in October 1997
  Age 35                                       and has since served as its Chairman and
                                               Chief Executive Officer. From July 1996 until
                                               December 1997, Mr. New served as an operating
                                               company president of, and as acquisition
                                               consultant to, U.S. Office Products Company,
                                               a publicly-held supplier of a broad range of
                                               office products and business services, where
                                               Mr. New participated in over 40 acquisitions.
                                               From March 1990 until August 1997, Mr. New
                                               served as Chief Executive Officer of
                                               Prudential of Florida Leasing, Inc., a
                                               small-ticket leasing company. From December
                                               1989 through July 1996, Mr. New served as
                                               President and Chief Executive Officer of
                                               Prudential of Florida, Inc., an office
                                               services company. Mr. New also serves as a
                                               director of PowerRide Motorsports, Inc.
                                               Robert J. New is the brother of Jonathan New,
                                               the Company's Chief Financial Officer.

         DIRECTORS CONTINUING AS CLASS III DIRECTORS TERM EXPIRING 2001

                NAME AND AGE                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                ------------                      --------------------------------------
Jonathan J. Ledecky..........................  Mr. Ledecky co-founded UniCapital in October
  Age 42                                       1997 and has since served as a director. From
                                               October 1997 until April 1998, he also served
                                               as Non-Executive Chairman of the Company's
                                               Board of Directors. Since July 1999, Mr.
                                               Ledecky has been the Vice Chairman of Lincoln
                                               Holdings, which owns a controlling interest
                                               in the National Hockey League Washington
                                               Capitals franchise and a minority interest in
                                               the National Basketball Association
                                               Washington Wizards franchise. Mr. Ledecky was
                                               Chairman and Chief Executive Officer of U.S.
                                               Office Products from October 1994 through
                                               November 1997 and thereafter was a director
                                               until May 1998. Mr. Ledecky founded Building
                                               One Services, Inc. (formerly known as
                                               Consolidation Capital Corporation) in
                                               February 1997 and served as its Chairman
                                               until April 1999. Mr. Ledecky also serves as
                                               a director of Aztec Technology Partners,
                                               Inc., School Specialty, Inc. and
                                               MicroStrategy Incorporated.
Stuart L. Cauff..............................  Mr. Cauff has been President of UniCapital
  Age 53                                       since March 1999, Chief Executive Officer of
                                               the Company's Big Ticket Leasing Division
                                               since May 1998 and Chairman of UniCapital Air
                                               Group since December 1998. He has been a
                                               director of UniCapital since July 1998. From
                                               1981 until May 1998, Mr. Cauff served as
                                               President of Cauff, Lippman Aviation, Inc.
                                               ("Cauff Lippman"), which was acquired by
                                               UniCapital in May 1998.

     The Board of Directors met four times in person and four times by teleconference during 1999 and acted four times by unanimous written consent. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

     While the Board is not in session, the Executive Committee exercises all of the powers and authority of the Board in the management of the business and affairs of the Company. Mr. New, Mr. Cauff and Mr. Ledecky are currently the members of the Executive Committee. The Executive Committee acted seven times by unanimous written consent during 1999.

     The responsibilities of the Audit Committee include recommending to the Board the independent certified public accountants to be selected to conduct the annual audit of the consolidated financial statements of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Mr. Eades and Mr. Brown are currently the members of the Audit Committee. The Board expects that Mr. Eades will be reappointed to the Audit Committee at the meeting of the Board immediately following the Annual Meeting, if such individual is elected to the Board at the Annual Meeting. The Audit Committee met six times during 1999.

     The Compensation Committee provides a general review of the Company's compensation plans and policies to ensure that they meet corporate objectives. As described below, the Company's existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment agreements that are presently in effect. The responsibilities of the Compensation Committee also include administering the 1998 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Eades and Shriver are the members of the Compensation Committee. The Compensation Committee met one time by telephone conference during 1999, and acted two times by unanimous written consent.

     The Nominating Committee proposes and reviews individuals to be nominated for election to the Board. The Nominating Committee currently consists of Messrs. Eades and New. The Nominating Committee met one time during 1999.

     No director, other than Mr. Ledecky (who attended a majority of the meetings), attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during his tenure in 1999 and (ii) the total number of meetings of all committees of the Board on which the director served held during his tenure in 1999.

     RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP to serve as the Company's independent certified public accountants for the year ending December 31, 2000. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

     The proposal to ratify the selection of PricewaterhouseCoopers LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the votes cast by stockholders entitled to vote on the proposal.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF
    PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth information regarding compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") of the Company for the years ended December 31, 1999 and December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                                                   SECURITIES
                     NAME AND                                                      UNDERLYING
                PRINCIPAL POSITION                  YEAR    SALARY    BONUS (1)   OPTIONS (#)
                ------------------                  ----    ------    ---------   -----------
Robert J. New.....................................  1999   $650,000         --       91,000
Chairman of the Board and Chief Executive Officer   1998    406,250   $325,000      500,000
Bruce E. Kropschot................................  1999    450,000    125,000           --
Vice Chairman--Mergers & Acquisitions               1998    281,250         --      175,000
Martin Kalb.......................................  1999    450,000     41,958       26,000
Executive Vice President and General Counsel        1998    281,250    125,000      175,000
Steven E. Hirsch..................................  1999    340,553    198,339       26,000
Executive Vice President--Structured Finance        1998    160,143         --       65,000
Stuart L. Cauff...................................  1999    324,000         --      251,000
President                                           1998    125,000         --      100,000

---------

(1) 1998 bonuses were paid in March 1999 in respect of the year ended December 31, 1998.

     Certain of the 1999 bonuses were paid in February 2000 in respect of the year ended December 31, 1999.

     The following table sets forth certain information with respect to grants of options during the year ended December 31, 1999 and their potential realizable values.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                              NUMBER OF                                                VALUE AT ASSUMED
                              SECURITIES     % OF TOTAL                              ANNUAL RATES OF STOCK
                              UNDERLYING      OPTIONS                               PRICE APPRECIATION FOR
                               OPTIONS       GRANTED TO    EXERCISE                     OPTION TERM (3)
                               GRANTED      EMPLOYEES IN     PRICE     EXPIRATION   ----------------------
            NAME               (#) (1)      FISCAL YEAR    ($/SHARE)      DATE        (5%)         (10%)
            ----              ----------    ------------   ---------   ----------     ----         -----
Robert J. New...............     1,000          4.346%       $7.44       1/22/09    $  4,680    $   11,860
                                90,000                        5.50        3/3/09     311,300       788,900

Bruce E. Kropschot..........        --             --           --            --          --            --

Martin Kalb.................     1,000          1.242         7.44       1/22/09       4,680        11,860
                                25,000                        5.50        3/3/09      86,470       219,140

Steven E. Hirsch............     1,000          1.242         7.44       1/22/09       4,680        11,860
                                25,000                        5.50        3/3/09      86,470       219,140

Stuart L. Cauff.............     1,000         11.986         7.44       1/22/09       4,680        11,860
                               125,000(2)                     6.38       3/31/09     501,540     1,271,010
                               125,000(2)                     4.75       8/16/09     373,410       946,285

---------

(1) Except as otherwise indicated, all options vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.

(2) These options are fully vested and immediately exercisable under the terms of Mr. Cauff's Employment Agreement, dated as of May 20, 1998.

(3) The potential realizable value is based on the assumed annual rates of stock price appreciation being applied to the above exercise prices. Such information is shown for informational purposes and does not represent an estimate or prediction of the Company's future stock price.

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1999 and the value of options held at that date.

 AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                  VALUE TABLE

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                           OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                              ACQUIRED                          FISCAL YEAR-END           FISCAL YEAR-END ($) (1)
                             ON EXERCISE      VALUE       ---------------------------   ---------------------------
           NAME                  (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   ------------   -----------   -------------   -----------   -------------
Robert J. New..............       0             0           500,000         91,000             --             --
Bruce E. Kropschot.........       0             0            43,750        131,250             --             --
Martin Kalb................       0             0            43,750        157,250             --             --
Steven E. Hirsch...........       0             0            16,250         74,750             --             --
Stuart L. Cauff............       0             0           275,000         76,000             --             --

---------

(1) The value of the Common Stock at December 31, 1999 was $3.69 per share.

ARRANGEMENTS REGARDING EMPLOYMENT

    Effective March 1, 2000, the Company entered into an Amended and Restated Employment Agreement with Robert J. New, pursuant to which Mr. New continued in the employ of the Company as Chairman and Chief Executive Officer for a term beginning on such date and ending on February 28, 2002. Under the Amended and Restated Employment Agreement, Mr. New receives an annual base salary of $650,000. The Amended and Restated Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. New from engaging in, directly or indirectly, any "Competing Business" (as defined in the Amended and Restated Employment Agreement). If Mr. New's employment is terminated without cause, he will be entitled to receive his salary then in effect for the shorter of (i) the fifteen-month period following his termination or (ii) the remaining term of the Amended and Restated Employment Agreement.

    Effective March 1, 2000, the Company entered into an Amended and Restated Employment Agreement with Martin Kalb, pursuant to which Mr. Kalb is employed as the Company's Executive Vice President and General Counsel for a term beginning on such date and ending on February 28, 2002. Under the Amended and Restated Employment Agreement, Mr. Kalb receives an annual base salary of $450,000. The Amended and Restated Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Kalb from engaging in, directly or indirectly, any "Competing Business" (as defined in the Amended and Restated Employment Agreement). If Mr. Kalb's employment is terminated without cause, he will be entitled to receive his salary then in effect for the shorter of (i) the fifteen-month period following his termination or (ii) the remaining term of the Amended and Restated Employment Agreement.

    Effective May 20, 1998, the Company entered into an Employment Agreement with Steven E. Hirsch, pursuant to which Mr. Hirsch was employed as the Company's Executive Vice President--Structured Finance for a term beginning on such date and ending on January 24, 2000. Under the Employment Agreement, Mr. Hirsch received an annual base salary of $250,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Hirsch from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement), subject to certain limited exceptions. The Employment Agreement has expired in accordance with its terms, and Mr. Hirsch and the Company are negotiating the terms of a new employment agreement. Mr. Hirsch currently serves as Executive Vice President of the Big Ticket Division.

    Effective May 20, 1998, the Company entered into an Employment Agreement with Stuart L. Cauff, pursuant to which Mr. Cauff is employed as the President and Chief Executive Officer of the Company's "Big Ticket Leasing Division" for a term beginning on such date and ending on May 20, 2001. Under the Employment Agreement, Mr. Cauff receives an annual base salary of $300,000. The Employment Agreement includes a two-year post-termination non-competition and non-solicitation provision that restrains Mr. Cauff from engaging in, directly or indirectly, any "Competing Business" (as defined in the Employment Agreement). If Mr. Cauff's employment is terminated without cause, he will be entitled to receive his salary then in effect for the shorter of (i) the three-month period following his termination or (ii) the remaining term of the Employment Agreement.

COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not employees of the Company ("Outside Directors") receive an annual fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, upon effectiveness of the registration statement relating to the Company's initial public offering on May 14, 1998, each Outside Director received a nondiscretionary grant of options to purchase 21,000 shares of Common Stock under the Company's 1998 Non-Employee Directors' Stock Plan and, at the 1999 Annual Meeting of Stockholders, each of the then incumbent Outside Directors received a nondiscretionary grant of options to purchase 6,000 shares of Common Stock under such Plan. In addition, at the 1999 Annual Meeting of Stockholders, each new Outside Director received a nondiscretionary grant of options to purchase 21,000 shares of Common Stock under the Company's 1998 Non-Employee Directors' Stock Plan. Each Outside Director will automatically receive an additional grant of 6,000 options under that plan as of the date of the Annual Meeting.

    In May 1998, prior to the effectiveness of the Company's registration statement relating to the Company's initial public offering, the Company granted options to purchase 60,000 shares of Common Stock under the Company's 1997 Executive Non-Qualified Stock Option Plan (the "Executive Plan") to Anthony K. Shriver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Messrs. Eades and Shriver. Robert J. New is a member of the Board of Directors of PowerRide Motorsports, Inc. Mr. Eades is the Chairman, President and Chief Executive Officer of PowerRide.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2000 held by each person who is known by the Company to have been the beneficial owner of more than five percent of the Company's Common Stock on such date, by each director and executive officer of the Company (including each executive officer of the Company named in the Summary Compensation Table) and by all directors and executive officers of the Company as a group (based on 56,371,045 shares of Common Stock outstanding as of such date).

                                                                 SHARES OWNED
                                                                 BENEFICIALLY
                                                              -------------------
                      BENEFICIAL OWNER                         NUMBER     PERCENT
                      ----------------                         ------     -------
Robert J. New (1)...........................................  1,924,463     3.4%
Bruce E. Kropschot (2)......................................    524,276       *
Martin Kalb (3) (4).........................................    378,640       *
Steven E. Hirsch (5)........................................    337,750       *
Edward A. Jaeckel (6).......................................     26,450       *
Jonathan New (7)............................................    234,343       *
Jonathan J. Ledecky (8) (9).................................  2,421,000     4.3
Vincent W. Eades (10).......................................    102,000       *
Anthony K. Shriver (10)(11).................................     87,000       *
John Guadagno...............................................         --       *
Stuart L. Cauff (12)(13)....................................  2,587,648     4.6
Scott Brown (14)............................................     35,569       *
John L. Alfano (15).........................................  3,368,368     6.0
  c/o Jacom Computer Services, Inc.
  207 Washington Street
  Northvale, NJ 07647
State of Wisconsin Investment Board (16)....................  7,820,200    13.9
  P.O. Box 7842
  Madison, WI 53707
All directors and executive officers, as a group (12
  Persons) (17).............................................  8,659,139    15.4

---------

(1) Includes 522,750 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the Company's 1998 Long-Term Incentive Plan (the "LTIP").

(2) Includes 43,750 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(3) Includes 328,290 shares which are held by the Kalb Investments Limited Partnership.

(4) Includes 50,250 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(5) Includes 22,750 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP and the Executive Plan.

(6) Includes 16,500 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(7) Includes 37,750 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(8) Includes 500,000 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(9) Includes 6,000 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the Directors' Plan.

(10) Includes 27,000 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the Directors' Plan.

(11) Includes 60,000 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the Executive Plan.

(12) Includes 1,436,724 shares owned by the 1998 Cauff Family Trust.

(13) Includes 275,250 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the LTIP.

(14) Includes 21,000 shares which may be acquired within 60 days of March 1, 2000, pursuant to the exercise of options granted under the Directors' Plan.

(15) Based on information contained in a Report on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 16, 1999.

(16) Based on information contained in a Report on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 2, 2000.

(17) See notes (1) through (14).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation programs and the basis on which compensation determinations for 1999 were made with respect to the executive officers of the Company.

COMPENSATION PHILOSOPHY

     It is the philosophy of the Committee that a significant portion of executive compensation be linked directly to the Company's success in meeting profit, growth and corporate performance goals, which the Committee hopes will result in increases in stockholder value. The Committee utilizes the following objectives as guidelines for compensation decisions:

          - Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

          - Provide a broad-based compensation package that equitably recognizes the contributions of all management personnel.

          - Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

          - Provide long-term compensation opportunities, through stock options, that align executive compensation with value received by stockholders.

     The Committee does not anticipate that the Company will be affected in the near future by Section 162(m) of the Internal Revenue Code, which imposes an annual limit of $1,000,000 per person on the federal income tax deduction for executive compensation which is not performance based in accordance with certain requirements. If the Company were to determine that Section 162(m) might limit the deductibility of certain payments, the Company would consider the steps necessary to modify its compensation programs so that the problem of non-deductibility would be avoided.

COMPENSATION PROGRAM COMPONENTS

     The Committee periodically reviews the Company's compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The compensation program for executive officers comprises the following components: base salary, annual incentive compensation and stock options. Each of these components is summarized below.

     BASE SALARY. The Committee can recommend increases, but not decreases, in executive compensation under the terms of these employment agreements. The Committee intends, in evaluating whether to increase base salaries in future years, to consider the levels of compensation (base, bonus and other incentive) paid by the Company relative to individual performance, overall corporate performance and industry compensation averages, among other factors.

     ANNUAL INCENTIVE COMPENSATION. Annual bonuses represent payments for the achievement of short-term objectives and recognize both the overall performance of the Company and individual performance in a given year. For 1999, the Committee considered these factors, and accorded particular weight to the efforts of the executives for integration of the Company's disparate operating units and the acquisition of the equity interest in a portfolio of 36 commercial aircraft from GE Capital Aviation Services, a division of General Electric Capital Corporation. As a result of its application of these factors as so weighted, the Committee determined to award the Named Executive Officers (other than the CEO, whose annual incentive bonus for 1999 is discussed below) aggregate incentive bonus compensation of $365,297, as detailed in the Summary Compensation Table.

     STOCK OPTIONS. The Company's LTIP is intended to motivate key employees to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plan is designed to provide benefits to key management only to the extent that stockholders enjoy increases in value.

     In 1999, options to purchase 471,000 shares of the Company's Common Stock were granted to the Company's executive officers under the LTIP. The Committee considered the respective stock and option holdings of the executive officers of the Company in comparison with stock and option holdings of top executives of companies of similar size and growth records, and made option awards during 1999 that were intended to keep its executive officers' holdings competitive with and in fact above industry averages for comparable companies, in the expectation that a significant equity incentive component of the total compensation program would best align the interests of executives with those of the Company's stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Compensation of the CEO. As indicated above under "Arrangements Regarding Employment," the Committee determined not to change Robert J. New's base salary in connection with the Company's entry into an amended and restated employment agreement with Mr. New. The Committee also determined not to award Mr. New a cash bonus with respect to 1999. The Committee believes that options previously granted to Mr. New, together with Mr. New's stock holdings, tie a significant amount of his financial reward to the market price of the Company's Common Stock, and thus serve to align Mr. New's interests more closely with those of the Company's stockholders.

                           THE COMPENSATION COMMITTEE

VINCENT W. EADES                                              ANTHONY K. SHRIVER

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Set forth below is a description of certain transactions and relationships between the Company and certain persons who are officers, directors or principal stockholders of the Company. Except as otherwise indicated, the negotiation of all the transactions described below preceded the consummation of the Company's initial public offering in May 1998.

Martin Kalb

     On January 16, 1998, the Company sold 75,000 shares of its Common Stock to Mr. Kalb for aggregate consideration of $225,000, a portion of which was paid in the form of a promissory note. On January 29, 1998, the Company sold 75,000 shares of its Common Stock to Mr. Kalb for aggregate consideration of $225,000, a portion of which was paid in the form of a promissory note. In connection with purchases of Common Stock from the Company, Mr. Kalb executed promissory notes in favor of the Company in the aggregate principal amount of $450,000. These notes bear interest at the rate of 6% per annum. As of March 31, 2000, the outstanding principal balance of such notes totaled $450,000.

     On October 25, 1999, the Company loaned $189,612 to Mr. Kalb and Kalb Investments Limited Partnership, jointly and severally. In connection with this loan, Mr. Kalb and Kalb Investments Limited Partnership executed a promissory note in favor of the Company in the principal amount of $189,612 and pledged to the Company 265,000 shares of the Company's Common Stock as collateral for this loan and the other loans by the Company to Mr. Kalb. This note bears interest at the rate of 6% per annum. As of March 31, 2000, the outstanding principal balance of the note totaled $189,612.

Jonathan New

     On January 18, 1998, the Company sold 52,500 shares of its Common Stock to Mr. New for aggregate consideration of $157,500, a portion of which was paid in the form of a promissory note. On January 29, 1998, the Company sold 25,000 shares of its Common Stock to Mr. New for aggregate consideration of $75,000, a portion of which was paid in the form of a promissory note. In connection with purchases of Common Stock from the Company, Mr. New executed promissory notes in favor of the Company in the aggregate original principal amount of $232,422.50. These notes bear interest at the rate of 6% per annum. As of March 31, 2000, the outstanding principal balance of such notes totaled $232,422.50.

Steven E. Hirsch

     On January 24, 1998, the Company sold 315,000 shares of its Common Stock to Mr. Hirsch for aggregate consideration of $945,000, a portion of which was paid in the form of a promissory note in the original principal amount of $944,685, which note bears interest at 6% per annum. As of March 31, 2000, the outstanding principal balance of the note totaled $786,562.

     Stuart L. Cauff

     In consideration for his shares of capital stock in Cauff Lippman, Mr. Cauff received from UniCapital, $24,000,000 in cash and 842,105 shares of Common Stock pursuant to an acquisition agreement consummated prior to Mr. Cauff having become a director of UniCapital. In addition, UniCapital will pay additional consideration, 60% in cash and 40% in Common Stock, of up to $40.0 million (a portion of which will be payable to Mr. Cauff) based on the adjusted pre-tax income of the "Big Ticket Leasing Division" (defined for the period from January 1, 1998 through May 20, 1998 as Cauff Lippman and The NSJ Group, Inc. ("NSJ"), and thereafter as Cauff Lippman, NSJ and other operating subsidiaries of the Company that conduct the business conducted by Cauff Lippman and NSJ prior to May 20, 1998) for the years ended December 31, 1998, 1999 and 2000. The Cauff Lippman acquisition agreement provides for such additional consideration to be paid in three possible payments: (i) $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 exceeds $19.0 million; (ii) an additional $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1998 over $26.7 million, exceeds $19.0 million; and (iii) a third $13.3 million if the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 2000, plus the excess of the adjusted pre-tax income of the Big Ticket Leasing Division for the year ended December 31, 1999 over $26.7 million, exceeds $19.0 million; provided, that if the aggregate amount paid under clauses (i) and (ii) is less than $26.7 million and if the aggregate adjusted pre-tax income of the Big Ticket Leasing Division for the three years ended December 31, 2000 equals or exceeds $56.9 million, then the payment under clause (iii) will equal $40.0 million minus the amounts paid under clauses (i) and (ii). Mr. Cauff is the President of UniCapital and CEO of UniCapital's Big Ticket Leasing Division and entered into a three-year employment agreement with the Company and a subsidiary of the Company that operates the Cauff Lippman business and a two-year, post-employment covenant not to compete with the Company (subject to certain limited exceptions).

     John L. Alfano

     UniCapital acquired all of the outstanding stock of Jacom Computer Services, Inc. ("Jacom") from Mr. Alfano in May 1998. Upon consummation of the acquisition of Jacom by UniCapital, Mr. Alfano became the Company's National Marketing Director and entered into a two-year employment agreement with the subsidiary of the Company that operates the Jacom business and a two-year, post-employment covenant not to compete with the Company. In March 1999, Mr. Alfano's employment agreement was terminated, and an entity of which Mr. Alfano is the sole stockholder entered into a consulting agreement with the Company.

     Jacom leases office space from Mr. Alfano. For the year ended December 31, 1999, rental payments for the office space totaled $120,000. The Company believes that the terms of the lease are no less favorable than those the Company could have obtained from an unaffiliated third party. Mr. Alfano was not a stockholder of the Company at the time of negotiation of this lease.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph shows the cumulative total stockholder return on the Company's Common Stock since inception (May 15, 1998) as compared to the returns of the Russell 2000 and the Russell 2000 Financial. The graph assumes that $100 was invested on May 14, 1998 in the Company's Common Stock and in the Russell 2000 and the Russell 2000 Financial and assumes reinvestment of dividends.

                                       RUSSELL 2000
           UNICAPITAL   RUSSELL 2000    FINANCIAL
           ----------   ------------   ------------
5/14/98      100.0         100.0          100.0
12/31/98      38.8          89.3           84.5
12/31/99      19.4         108.3           79.9

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Company's directors, certain officers, and persons holding more than 10% of the Common Stock of the Company are required to report, within specified monthly and annual due dates, their initial ownership and all subsequent acquisitions, dispositions or other transfers of interest in Common Stock, if and to the extent reportable events occur which require reporting on such due dates. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner.

     Vincent Eades inadvertently failed to report, on a timely basis, that he sold 20,000 shares of the Company's Common Stock in or about the late summer of 1999. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5s were required to be filed for those persons, the Company believes that, for 1999, all other such filing requirements were met.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2001 Annual Meeting, stockholder proposals must be received by the Company no later than December 10, 2000, and must otherwise comply with the requirements of Rule 14a-8.

                           ANNUAL REPORT ON FORM 10-K

     Stockholders may obtain a copy (without exhibits) of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission without charge by writing to: Director of Investor Relations, UniCapital Corporation, 10800 Biscayne Boulevard, Suite 800, Miami, Florida 33161.

                             UNICAPITAL CORPORATION
          This Proxy is solicited on behalf of the Board of Directors
                  Annual Meeting of Stockholders May 18, 2000

The undersigned stockholder of Unicapital Corporation hereby appoints
Mr. Robert J. New attorney-in-fact and proxy, with full power of substitution, to represent the undersigned and vote all shares of Unicapital Corporation's Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders on May 18, 2000, at 9:00 a.m. (Eastern Daylight Savings Time) or any adjournment(s) thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR ALL" Nominees in Item 1 and "FOR" Item 2.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                             UNICAPITAL CORPORATION

                                  MAY 18, 2000


              * Please Detach and Mail in the Envelope Provided *


A [X] Please mark your
      votes as in this
      example.

                            FOR
                       all (except as             WITHHELD
                           marked)                for all

1. Election of the           [ ]                    [ ]
   following nominees
   as Class II
   Directors:

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES
TO ITEM 1 AND "FOR" ITEM 2.

NOMINEES: Vincent Eades
          Anthony Shriver
                                                   FOR      AGAINST    ABSTAIN
2. Appointment of PricewaterhouseCoopers LLP       [ ]        [ ]         [ ]
   as independent auditors for the year
   ending December 31, 2000.

   The undersigned hereby authorizes the proxy, in his discretion, to vote on any other business which may be brought before the meeting or any adjournment thereof.
                                                   YES        NO
             I Plan to attend the Annual Meeting   [ ]        [ ]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


Signature                           Signature                      Date
         --------------------------          ---------------------     ---------

NOTE: Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.